Exhibit 99.1

UNITED CONTINENTAL HOLDINGS REPORTS SEPTEMBER 2010

OPERATIONAL PERFORMANCE FOR UNITED AIRLINES

CHICAGO, Oct. 7, 2010 – United Continental Holdings, Inc. (NYSE: UAL) today reported September 2010 and year-to-date 2010 operational results for United Air Lines, Inc. On Oct. 1, United Continental Holdings, Inc., formerly UAL Corporation, announced that a wholly-owned subsidiary merged with Continental Airlines, Inc., and that Continental and United Air Lines, Inc. are now wholly-owned subsidiaries of United Continental Holdings, Inc. Stand-alone operational results for September 2010 for Continental were reported on Oct. 1.

United’s consolidated traffic (Revenue Passenger Miles) in September 2010 increased 7.6 percent versus September 2009 on a consolidated capacity increase of 4.4 percent. United’s consolidated load factor increased 2.5 points compared to the same period last year.

For September 2010, consolidated passenger revenue per available seat mile (RASM) for United is estimated to have increased between 13.5 and 14.5 percent compared to September 2009, while United’s mainline RASM is estimated to have increased between 14.0 and 15.0 percent compared to the same period last year.

United ended the third quarter of 2010 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $4.9 billion.

Beginning with the release of October’s operational results in November, United Continental Holdings, Inc. will issue one news release with monthly operational results for both United and Continental on the fifth business day following the end of the prior month. In November, United Continental Holdings, Inc. will report October 2010 passenger RASM estimates on an individual carrier basis based on the respective historical presentations for each carrier. Currently United and Continental currently have different accounting presentations for passenger revenue. United Continental Holdings, Inc. will publish conformed accounting presentations for passenger revenue once its review of certain accounting adjustments and income statement classifications is completed.

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UNITED CONTINENTAL HOLDINGS REPORTS SEPTEMBER 2010 OPERATIONAL RESULTS FOR UNITED AIRLINES / PAGE 2

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate a total of approximately 5,800 flights a day to 371 airports throughout the Americas, Europe, Asia and Africa from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers more than 21,200 daily flights to 1,172 airports in 181 countries worldwide through its 28 member airlines. United’s and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com, and follow each company on Twitter and Facebook.

-tables attached-

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UNITED CONTINENTAL HOLDINGS REPORTS SEPTEMBER 2010 OPERATIONAL RESULTS FOR UNITED AIRLINES / PAGE 3

United Preliminary Operational Results

	September				Year-to-Date
	2010	2009	Change		2010	2009	Change
REVENUE PASSENGER MILES (000)
North America	4,549,020	4,483,981	1.5%		43,371,541	44,410,794	-2.3%

International	4,009,710	3,608,727	11.1%		34,061,548	32,099,397	6.1%
Atlantic	1,784,114	1,606,258	11.1%		14,301,667	13,627,611	4.9%
Latin America	221,276	191,087	15.8%		2,464,780	2,361,972	4.4%
Pacific	2,004,320	1,811,382	10.7%		17,295,101	16,109,814	7.4%

Mainline	8,558,730	8,092,708	5.8%		77,433,089	76,510,191	1.2%
Regional	1,395,862	1,155,076	20.8%		12,336,750	10,224,160	20.7%
Consolidated	9,954,592	9,247,784	7.6%		89,769,839	86,734,351	3.5%
AVAILABLE SEAT MILES (000)
North America	5,409,021	5,445,643	-0.7%		50,860,163	52,833,924	-3.7%

International	4,719,744	4,415,768	6.9%		40,773,955	40,912,219	-0.3%
Atlantic	2,096,337	1,868,727	12.2%		17,309,373	16,892,057	2.5%
Latin America	276,203	255,542	8.1%		3,076,535	3,098,916	-0.7%
Pacific	2,347,204	2,291,499	2.4%		20,388,047	20,921,246	-2.5%

Mainline	10,128,765	9,861,411	2.7%		91,634,118	93,746,143	-2.3%
Regional	1,766,997	1,530,288	15.5%		15,666,762	13,339,408	17.4%
Consolidated	11,895,762	11,391,699	4.4%		107,300,880	107,085,551	0.2%
PASSENGER LOAD FACTOR
North America	84.1 Percent	82.3 Percent	1.8	pts	85.3 Percent	84.1 Percent	1.2	pts

International	85.0 Percent	81.7 Percent	3.3	pts	83.5 Percent	78.5 Percent	5.0	pts
Atlantic	85.1 Percent	86.0 Percent	-0.9	pts	82.6 Percent	80.7 Percent	1.9	pts
Latin America	80.1 Percent	74.8 Percent	5.3	pts	80.1 Percent	76.2 Percent	3.9	pts
Pacific	85.4 Percent	79.0 Percent	6.4	pts	84.8 Percent	77.0 Percent	7.8	pts

Mainline	84.5 Percent	82.1 Percent	2.4	pts	84.5 Percent	81.6 Percent	2.9	pts
Regional	79.0 Percent	75.5 Percent	3.5	pts	78.7 Percent	76.6 Percent	2.1	pts
Consolidated	83.7 Percent	81.2 Percent	2.5	pts	83.7 Percent	81.0 Percent	2.7	pts
ONBOARD PASSENGERS (000)
Mainline	4,420	4,425	-0.1%		40,948	42,933	-4.6%
Regional	2,416	2,132	13.3%		21,447	18,875	13.6%
Consolidated	6,836	6,557	4.3%		62,395	61,808	0.9%
CARGO REVENUE TON MILES (000)
Total	148,133	145,847	1.6%		1,421,774	1,128,262	26.0%

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UNITED CONTINENTAL HOLDINGS REPORTS SEPTEMBER 2010 OPERATIONAL RESULTS FOR UNITED

AIRLINES / PAGE 4

United Preliminary Operational and Financial Results

Change
August 2010 year-over-year consolidated RASM change	18.5 Percent
August 2010 year-over-year mainline RASM change	18.6 Percent
September 2010 estimated year-over-year consolidated RASM change	13.5 - 14.5 Percent
September 2010 estimated year-over-year mainline RASM change	14.0 - 15.0 Percent
September 2010 estimated average price per gallon of fuel, including fuel taxes[1]	2.40 Dollars
Third Quarter 2010 estimated average price per gallon of fuel, including fuel taxes[1]	2.36 Dollars

September	2010	2009	Change
On-Time Performance [2]	89.7%	87.9%	1.8 Points
Completion Factor [3]	99.4%	99.2%	0.2 Points

[1]	Excluding non-cash, net mark-to-market gains and losses
[2]	Department of Transportation Arrivals within 14 minutes
[3]	Mainline Segment Completion Percentage

GAAP To Non-GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. Since the Company did not apply cash flow hedge accounting prior to April 1, 2010, the Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting. The non-cash mark-to-market gain/loss adjustment includes the reversal of prior period non-cash mark-to-market gain/loss related to September hedge settlements.

	September 2010	3Q 2010
Mainline fuel price per gallon (GAAP)	2.43 Dollars	2.39 Dollars
Less: Non-cash, net mark-to-market gains and (losses) per gallon	(0.03) Dollars	(0.03) Dollars
Mainline fuel price per gallon excluding non-cash, net mark-to-market gains and losses	2.40 Dollars	2.36 Dollars

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